EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
Permitting Eco Energy Tech Asia, Ltd. To Use and Attach our Audit Report in any filings required by the SEC

We hereby consent to your disclosure of our audit report dated September 18, 2015 on the financial statements of Eco Energy Tech Asia, Ltd. As of and for the years ended December 31, 2014 and 2013 in the registration document of Eco Energy Tech Asia, Ltd. On Form S-1/A.

For purposes of the aforesaid Registration Statement, we also consent to the reference of our firm as “Experts” under the “Experts” caption, which, insofar as applicable to our firm means accounting experts.

HONG KONG	/s/Dominic K.F. Chan & Co.
October 28, 2015